Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200

Heritage Oaks Bancorp Receives Shareholder Approval to Amend its Articles of Incorporation

Paso Robles, CA – March 2, 2009 — Heritage Oaks Bancorp (the “Company”, NASDAQ: HEOP), parent company of Heritage Oaks Bank, today announced that it has received shareholder approval to amend its Articles of Incorporation.  The amendment, which authorizes the Company to issue up to five million shares of preferred stock, was approved by the shareholders through a written consent solicitation that terminated on February 27, 2009.  The amendment permits the Board of Directors to authorize the issuance of preferred stock without additional shareholder approval, with such relative rights and preferences as may be established by resolution of the Board of Directors.  No class of preferred stock was previously authorized by the Company’s Articles of Incorporation.  A proposal for the amendment was disclosed in solicitation materials previously filed with the Securities and Exchange Commission and mailed to shareholders.

The authorization to issue preferred stock will enable the Company to participate in the U.S. Department of Treasury’s voluntary Capital Purchase Program.  The Company received notice on January 7, 2009 that the Treasury intends to invest approximately $21 million in senior preferred stock of the Company and related warrants subject to the standard terms and conditions of the program.  The preferred stock will carry a 5% coupon for five years, and 9% thereafter.  In addition, the Treasury Department will receive a warrant to purchase shares of the Company’s common stock in an aggregate amount of approximately $3 million at an exercise price equal to the average closing price for our common stock over the 20-trading day period ending the day before our preliminary approval.  The warrants will expire in 10 years.  Receipt of the funding is subject to execution of definitive agreements and satisfaction of closing conditions.

The Company plans to close the program transaction on March 20, 2009 at which time it will acquire an additional $21 million of Tier I equity capital.  “Participation in the Capital Purchase Program affirms the Company’s position as a strong and healthy financial institution,” stated Lawrence P. Ward, President and CEO.  “While this new equity will help us to preserve capital, it also affords us opportunities for future growth as solid lending opportunities become available.”

At December 31, 2008, the Company had over $78 million in Total Risk-Based Capital and remains “well capitalized” by regulatory standards with a Risk Adjusted capital ratio of 10.56% and a Tier 1 capital ratio of 8.84%.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

NOTE:  Transmitted on GlobeNewswire on March 2, 2009 at   PST.